Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Enzon Pharmaceuticals, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ENZON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The present name of the Corporation is Enzon Pharmaceuticals, Inc.

SECOND: The name under which the corporation was originally incorporated is Enzon, Inc. and the date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is May 11, 1983 (as so amended, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by adding the following as a new clause (C) to Section 4 of ARTICLE FOURTH:

“(C) Effective March 23, 2026 at 5:00 p.m. (the “Effective Time”), each one hundred (100) shares of the Corporation’s Common Stock that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or respective holders thereof, be reclassified and combined into one (1) share of Common Stock (the “Reverse Split”). If, upon aggregating all of the shares of Common Stock held by a holder of Common Stock immediately following the Reverse Split such holder would otherwise be entitled to a fractional share of Common Stock, the Corporation shall pay in cash (without interest) to each such holder an amount equal to such fraction multiplied by the closing price of the Common Stock on the OTCQB, or such other market or exchange as such shares of Common Stock may then be traded, on the last trading day immediately preceding the Effective Time (with such closing price proportionately adjusted to give effect to the Reverse Split).

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, as well as the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, as well as the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled.”

FOURTH: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That this Certificate of Amendment shall become effective upon filing with the Secretary of State.

In Witness Whereof, Enzon Pharmaceuticals, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 20th day of March, 2026.

Enzon Pharmaceuticals, Inc.

By:	/s/ Richard L. Feinstein
Name: Richard L. Feinstein
Title: Chief Executive Officer, Chief Financial Officer and Secretary